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                                                                    Exhibit 99.1


               LIGHTBRIDGE COMPLETES ACQUISITION OF AUTHORIZE.NET
  Company expands suite of customer transaction services to the eCommerce arena
                         Updates First Quarter guidance


BURLINGTON, MA - APRIL 1, 2004 -- Lightbridge, Inc. (Nasdaq: LTBG), completed its acquisition of Authorize.Net Corporation for $82 million exclusive of transaction related costs. Today's announcement reflects the Company's previously disclosed strategy to diversify and grow its business.

Authorize.Net provides payment solutions that enable online merchants to authorize settle and manage electronic transactions. Authorize.Net generated 2003 revenue of $27.8 million and segment income of $6.9 million as reported by InfoSpace, Inc., the seller of Authorize.Net. Lightbridge plans to retain the Authorize.Net management team and brand name as well as facilities in American Fork, Utah and Bellevue, Washington.

UPDATE TO FIRST QUARTER 2004 GUIDANCE

For the first quarter of 2004, Lightbridge now anticipates revenue to be in the range of $29.0 million to $30.0 million as compared to its earlier guidance of $26.5 to $29.0 million. Diluted earnings per share are expected to be from ($.05) to ($.03), which includes a further charge of approximately $700,000 to $900,000 for in-process research and development projects associated with the Authorize.Net acquisition, as compared to earlier guidance of ($.06) to ($.02). The Company will report quarterly earnings on April 28th before the market opens, to be followed by the Company's earnings call scheduled for webcast at 9:00 a.m. ET.

ABOUT LIGHTBRIDGE

Lightbridge, Inc. (Nasdaq: LTBG) is a leading provider of technology services and software that manage customer transactions. The Lightbridge suite of solutions leverages both intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to manage their customer transactions so they can make smarter decisions, deliver better services, provide secure payments and optimize the Lifetime Value of their customers. For more information, visit www.lightbridge.com or call 1-800-LIGHTBR.

ABOUT INFOSPACE, INC.

InfoSpace, Inc. (Nasdaq: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com.

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
CONTACTS:

Susan Griffin                    Glen Zimmerman                     Brad Cohen/Ashley M. Ammon
Investor Relations               Media Relations                    IR Counsel to Lightbridge
Lightbridge, Inc.                Lightbridge, Inc.                  ICR, Inc.
781/359-4854                     781/359-4705                       203/222-9013
sgriffin@lightbridge.com         gzimmerman@lightbridge.com         bcohen@icr-online.com
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LIGHTBRIDGE and the Lightbridge logo are registered trademarks of Lightbridge,
Inc. All other trademarks or registered trademarks are the properties of their respective owners.




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FORWARD-LOOKING STATEMENTS

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company's access to new markets, the Company's plans related to the Authorize.Net acquisition, and the Company's revised guidance for the first quarter of 2004 are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry and payment processing industries, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry , (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net , (vi) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (vii) the impact of restructuring and other charges on the Company's business and operations, (viii) the industry risks associated with Authorize.Net's business and operations including, without limitation, illegal or improper uses of Authorize.Net's payment system, changes or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net's business and dependence on relationships with a third party payment processors, and (ix) factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.